Exhibit 99.1

NEWS RELEASE

FOR INFORMATION CONTACT:

Glimcher Realty Trust
150 East Gay Street
Columbus, Ohio 43215
www.glimcher.com

Michael P. Glimcher President (614) 887-5608	William G. Cornely Executive Vice President (614) 887-5614

FOR IMMEDIATE RELEASE
Friday, April 2, 2004

GLIMCHER REALTY TRUST
ANNOUNCES RESIGNATION OF CFO

Glimcher Veteran to Fill Senior Finance
Position on Interim Basis

COLUMBUS, Ohio—April 2, 2004—Glimcher Realty Trust, (NYSE: GRT), today announces that Melinda A. Janik has resigned as Chief Financial Officer to pursue other interests. The Company further announces that effective immediately William G. Cornely will fill the Chief Financial Officer and Chief Accounting Officer position while the Company conducts a search for a permanent Chief Financial Officer. Mr. Cornely, presently the Company’s Executive Vice President and Chief Operating Officer, held the position of Chief Financial Officer from 1997 until 2001. Prior to that time, Mr. Cornely was a partner with Coopers & Lybrand, currently known as PricewaterhouseCoopers.

“We would like to thank Melinda for her contributions to Glimcher during her tenure with us,” said Michael P. Glimcher, President. “We wish her well in her future endeavors. We are extremely pleased to be able to call upon Bill Cornely’s expertise and dedication in the accounting and financial aspects of our business.”

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls, and community shopping centers.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRTPrF” and “GRTPrG,” respectively. Glimcher Realty Trust is a component of both the Russell 2000® Index, representing small cap stocks, and the Russell 3000® Index, representing the broader market.

Visit Glimcher at: www.glimcher.com

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